EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

Onex Direct Lending BDC Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$17,316,270(a)	$153.10	$2,651.12(b)

Fees Previously Paid	—		—

Total Transaction Valuation	$17,316,270(a)

Total Fees Due for Filing			$2,651.12

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$2,651.12

(a)

The transaction value is calculated as the estimated aggregate maximum purchase price for Shares. The fee of $2,651.12 was paid in connection with the filing of the Schedule TO-I by Onex Direct Lending BDC Fund (File No. 005-93864) on October 11, 2024 (the “Schedule TO”).

(b)	Calculated at $153.10 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	Onex Direct Lending BDC Fund	SC TO-I	005-93864	October 11, 2024		$2,651.12

Fee Offset Sources					October 11, 2024		$2,651.12